Exhibit 10.1

Limitation of Liability Agreement

(For Non-Executive Director)

This Limited Liability Agreement (this “Agreement”) is entered into by and between Micware Co., Ltd. (the “Company”) and __________ (the “Director”), pursuant to Article 427, Paragraph 1 of the Companies Act of Japan and Article 27 of the Articles of Incorporation of the Company, for the purpose of limiting the liability of the Director to the Company under Article 423, Paragraph 1 of the Companies Act, as set forth below.

Article 1 (Limitation of Liability for Damages)

With respect to the liability of the Director under Article 423, Paragraph 1 of the Companies Act, if the Director has performed her duties in good faith and without gross negligence, the Director shall be liable to the Company for damages only up to the minimum liability amount prescribed in Article 425, Paragraph 1 of the Companies Act. Any portion of damages exceeding such amount shall be automatically and unconditionally waived by the Company, and the Director shall be released from liability therefor.

Article 2 (Effect upon Reappointment)

Even if the Director loses her position as a Non-Executive Director, etc. (as defined in Article 427, Paragraph 1 of the Companies Act; hereinafter the same) of the Company due to the expiration of her term of office or for any other reason, if she is subsequently reappointed as a Non-Executive Director, etc. of the Company, this Agreement shall remain effective with respect to acts performed after such reappointment, and the same shall apply thereafter.

Notwithstanding the foregoing, this Article shall not apply if, after such reappointment, the Company and the Director enter into a new agreement separately providing for the limitation of the Director’s liability.

Article 3 (Termination of This Agreement)

1.	If the Director assumes the position of an Executive Director, etc. (as defined in Article 2, Item 15- i of the Companies Act), or if the Director loses her position as a Non-Executive Director, etc. of the Company (excluding the case set forth in the preceding Article), this Agreement shall cease to be effective prospectively from the time of such event.

2.	Notwithstanding the preceding paragraph, this Agreement shall continue to apply to acts performed by the Director during the period in which she served as a Non-Executive Director, etc.

Article 4 (Payment of Retirement Benefits, etc. after Limitation of Liability)

1.	If the Director becomes subject to the limitation of liability pursuant to Article 1 hereof, the Director shall not, without approval by a resolution of the shareholders’ meeting of the Company, receive from the Company any retirement bonus, retirement allowance, or other property benefits prescribed in Article 115 of the Ordinance for Enforcement of the Companies Act. In addition, the Director shall not exercise or transfer any stock acquisition rights set forth in Article 425, Paragraph 1, Item (ii) of the Companies Act.

2.	If the Director holds any stock acquisition rights certificates representing the stock acquisition rights referred to in the preceding paragraph, the Director shall promptly deposit such certificates with the Company. In such case, the Director may not demand the return of such stock acquisition rights certificates unless and until approval for their transfer has been obtained by resolution of the shareholders’ meeting.

Article 5 (Disclosure of Limited Liability Agreement)

Each party may disclose the existence and contents of this Agreement to third parties when disclosure is required pursuant to applicable laws and regulations.

Article 6 (Future Amendments to Laws and Regulations)

If, after the execution of this Agreement, any relevant laws, regulations, or rules are amended or revised, the provisions of this Agreement shall, to the extent permitted by such amended or revised laws, regulations, or rules, be deemed to be appropriately replaced and applied in accordance therewith.

Article 7 (Term)

This Agreement shall become effective as of the date hereof.

Article 8 (Consultation)

Any matters not provided for in this Agreement, or any questions concerning the interpretation of this Agreement, shall be resolved through good-faith consultation between the Company and the Director.

Article 9 (Governing Law and Jurisdiction)

This Agreement shall be governed by and construed in accordance with the laws of Japan.

Any dispute arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction, in the first instance, of the Osaka Summary Court or the Osaka District Court, as applicable.

IN WITNESS WHEREOF, this Agreement has been executed in two (2) counterparts, and each of the Company and the Director shall retain one (1) original, duly signed and sealed.

Date:

Company:

Micware Co., Ltd.

59 Naniwa-cho, Chuo-ku, Kobe-shi, Hyogo

Representative Director:

Kenji Narushima

Director:

Address:

Name:

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